Exhibit 4.7

TENTH SUPPLEMENTAL INDENTURE

Tenth Supplemental Indenture (this “Tenth Supplemental Indenture”), dated as of October 20, 2021, between WW Holdco LLC, a Delaware limited liability company (the “Successor Guarantor”), as successor to WeWork Inc., a Delaware corporation (the “Original Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and each of the Guarantors (each as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture, dated as of April 30, 2018 (as amended, supplemented, waived or otherwise modified through the date hereto, the “Indenture”), providing for the issuance of 7.875% Senior Notes due 2025 (the “Notes”);

WHEREAS, the Original Guarantor entered into an Agreement and Plan of Merger, dated as of March 25, 2021 (the “Merger Agreement”), by and among BowX Acquisition Corp. (“BowX”), BowX Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”) and a direct wholly owned subsidiary of BowX, and the Original Guarantor, pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, on the date hereof, (i) Merger Sub merged with and into the Original Guarantor, with the Original Guarantor continuing on as the surviving entity and a wholly owned subsidiary of BowX (the “First Merger”) and (ii) the Original Guarantor, as the surviving entity of the First Merger and a wholly owned subsidiary of BowX, merged with and into BowX Merger Subsidiary II, LLC, a Delaware limited liability company (“Merger Sub II”) and a direct wholly owned subsidiary of BowX, with Merger Sub II continuing on as the surviving entity and as the Successor Guarantor (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, in order to comply with Section 5.01(c) of the Indenture, (i) the Successor Guarantor desires to expressly assume all of the obligations of the Original Guarantor under the Notes and the Indenture effective upon the consummation of the Mergers;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Successor Guarantor are authorized to execute and deliver this Tenth Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder and to comply with Article 5 thereto; and

WHEREAS, this Tenth Supplemental Indenture is being entered into pursuant to, and in accordance with, Sections 5.01(c) and 9.01(a)(2) of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.	Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.

Assumption and Substitution. Pursuant to, and in compliance and in accordance with, Section 5.01(c) of the Indenture, the Successor Guarantor hereby expressly assumes, effective upon the consummation of the Mergers, all of the obligations of the Original Guarantor under the Indenture and the Notes. Any and all references in the Indenture to “Original Guarantor” shall be deemed to refer to the Successor Guarantor.

3.	Governing Law. THIS TENTH SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.

Waiver of Jury Trial. EACH OF THE SUCCESSOR GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS TENTH SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.	Counterparts. The parties may sign any number of copies of this Tenth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.

Headings. The headings of the Sections of this Tenth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Tenth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7.

The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Tenth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor Guarantor.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed, all as of the date first above written.

WW HOLDCO LLC

By:	/s/ Jared DeMatteis
Name: Jared DeMatteis
Title: Chief Legal Officer and Secretary

[Signature Page to Tenth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Christopher J. Grell
Name: Christopher J. Grell
Title: Vice President

[Signature Page to Tenth Supplemental Indenture]